AMENDMENT

AMENDMENT (this “Amendment”) dated as of March 18, 2009, to the Repurchase Agreement and the Securities Loan Agreement, if any, (as each such term is defined below) among the undersigned accountholder (the “Accountholder”), J.P. Morgan Securities Inc. (formerly known as Bear, Stearns & Co. Inc.) and  J.P. Morgan Clearing Corp. (formerly known as Bear, Stearns Securities Corp.).

WHEREAS the Accountholder previously entered into a custody agreement (as amended, restated, or otherwise supplemented from time to time, the “Custody Agreement”) with Custodial Trust Company (“CTC”) which governs one or more custody accounts maintained, as of the date hereof, by CTC for the Accountholder (collectively, the “Account”);

WHEREAS the Accountholder has consented to the assignment of the Custody Agreement by CTC to JPMorgan Chase Bank, N.A. (“JPMCB”) and the transfer of the Account from CTC to JPMCB, effective as of June 15, 2009;

WHEREAS the Accountholder entered into a master repurchase agreement with J.P. Morgan Securities Inc. with regards to cash credited to  the Account (as amended, restated, or otherwise supplemented from time to time, the “Repurchase Agreement”);

WHEREAS the Accountholder may have entered into a master securities loan agreement with J.P. Morgan Clearing Corp .in regards to securities held in the Account (if any and as amended, restated, or otherwise supplemented from time to time, the “Securities Loan Agreement,” and with the Repurchase Agreement, the “Agreements”); and

WHEREAS amendments to the Agreements contemplated hereby are necessary so that the undersigned can continue to benefit from the Agreements after the transfer of the Account from CTC to JPMCB;

NOW THEREFORE, in consideration of the mutual agreements contained in this Amendment, the parties agree as follows:

1.           Amendment of the Agreements.

(a)           Each reference in any of the Agreements to “Custodial Trust Company (“CTC”), a bank and trust company organized and existing under the laws of the State of New Jersey”, “Custodial Trust Company” and “CTC” is hereby replaced with “JPMorgan Chase Bank, N.A.”

(b)           Each reference in any of the Agreements to the Accountholder’s “custody accounts at CTC” is hereby replaced with “custody accounts at JPMorgan Chase Bank, N.A. transferred from Custodial Trust Company, and any successor accounts thereof.”

2.           Miscellaneous.

(a)             This Amendment shall be effective as of June 15, 2009 (the “Effective Date”).

(b)             Except for any amendment to the Agreements made pursuant to this Amendment, all terms and conditions of the Agreements will continue in full force and effect.  As of the Effective Date, references to the Agreements will be to the Agreements, as amended by this Amendment.

(c)             This Amendment may be executed in counterparts, each of which shall be deemed an original, and all of which, taken together, shall constitute one and the same agreement.  A facsimile copy of an executed counterpart hereof shall have the same force and effect as an original executed counterpart hereof.

(d)             THIS AMENDMENT WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO ANY CHOICE OF LAW RULES THAT WOULD RESULT IN THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION.

IN WITNESS WHEREOF, the parties have executed or have caused this Amendment to be executed and delivered by their respective duly authorized agents as of the date first above written.

J.P. MORGAN SECURITIES INC.

By:/s/ Louis Lebedin
Name and Title: Louis Lebedin, Managing Director and co-head of Prime Brokerage

J.P. MORGAN CLEARING CORP.

By: /s/ Michael Minikes
Name and Title: Michael Minikes, Chief Executive Officer

Needham Investment Management LLC fbo Needham Growth Fund, Needham Aggressive Growth Fund, Needham Small Cap Growth Fund
Name of Accountholder

By:/s/ Glen W. Albanese

Name and Title: Glen W. Albanese, CFO

Date: 4/27/09